UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2007

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 19, 2007, the Board of Directors of YTB International, Inc. (“YTB” or the “Company”) approved a one-time restricted stock award effective as of January 2, 2007 (the "Grant Date"), of up to an aggregate of 10,050,009 shares (the “Award Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”), to thirty-one (31) sales directors (each, a “Grantee”) who have made outstanding contributions to the growth and success of the Company and/or its wholly owned operating subsidiaries. Of the 31 Grantees, three are directors and one is the President of an operating subsidiary. The Award Shares vest in stages for each Grantee, provided various performance-related conditions specified in the restricted stock award agreement entered into by the Company and each Grantee (each, a “Restricted Stock Award Agreement”) are satisfied at each vesting date. The Grantees are the Company’s most successful independent representatives who have met the criteria for being deemed “sales directors”.

An aggregate of 3,241,933 of the Award Shares (or approximately 32.3% of each award) vest immediately on the Grant Date, while up to an additional 6,808,076 Award Shares in the aggregate are subject to vesting in four equal installments of up to 1,702,019 shares each on the first four anniversary dates of the Grant Date. The vesting of any single Grantee’s award shall be determined independently of the vesting of any other Grantee’s award; thus, each Grantee must independently meet the performance related criteria specified in the Restricted Stock Award Agreement between himself or herself and the Company. The Company’s transfer agent, American Stock Transfer & Trust Company, shall serve as escrow agent with respect to the unvested Award Shares awarded if and until the relevant vesting dates therefor, and vesting conditions with respect thereto, are met. To the extent that the conditions to the vesting of any unvested Award Shares of a Grantee have not been met by the relevant vesting date therefor, such shares shall be cancelled by the Company.

The Company received no cash consideration for the Award Shares, as the shares were issued in consideration of the outstanding contributions and services rendered by the Grantees in their roles as sales directors on behalf of the Company and/or its wholly owned operating subsidiaries. The grant of the Award Shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof, as each of the Grantees has provided representations in the Restricted Stock Award Agreement between himself or herself and the Company as to his or her status as an “accredited investor” (as defined in Regulation D promulgated under the Securities Act). Although not obligated to do so under the Restricted Stock Award Agreements, the Company is considering filing a registration statement on Form S-8 to cover the resale of the Award Shares.

With respect to the 27 Grantees who are not members of management, the Company accrued for the cost of the Award Shares during the period over which the sales directors qualified for the awards and reported these costs as marketing commission expense and a corresponding bonus liability in fiscal 2006. Therefore, no current period expense with respect to the portion of the grants which immediately vested has been incurred. However, additional expense will be incurred in subsequent periods during which the vesting of Award Shares occurs.

Furthermore, the Company has accounted for the grant of the Award Shares to the four members of management as marketing commission expense in the period in which the grant was approved by the Board of Directors (February 19, 2007). Therefore, a current expense of $2,799,994 with respect to the portion of the grant to management which immediately vested has been incurred. This expense will be included in the Company’s financial statements for fiscal 2007 and additional expense will be incurred for subsequent periods during which the vesting of Award Shares occurs.

All grants of Award Shares to management have been reported on Form 4s.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: March 20, 2007	By:	/s/ John Clagg
Name: John Clagg
Title: Chief Financial Officer and Treasurer